Exhibit 99

     For additional information, please contact:  Mr. C. R. Ofner
                                                  (713)  496-5000

          December 29, 1994, Houston,  Texas ........ Reading  &
     Bates  Corporation  (RB-NYSE)  announced  today its  wholly owned subsidiary, Reading & Bates Exploration Co., has concluded an early termination of the bareboat charter of the jack-up drilling unit "SONNY VOSS" concurrent with the sale of the unit by its previous owner, Dorado Offshore
     Limited Partnership, to Triton Holdings Limited. The bareboat charter was scheduled to have expired, according to its terms, in September, 1995.

          Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.